Exhibit 99.4

OF Air Holdings Corp. and Subsidiaries
Consolidated Financial Statements with
Report of Independent Auditors
March 31, 2011 and 2010

OF Air Holdings Corp. and Subsidiaries
Index
March 31, 2011 and 2010

Page(s)

Report of Independent Auditors	1

Consolidated Financial Statements

Balance Sheets	2

Statements of Operations	3

Statements of Preferred Stock and Stockholders’ Deficit	4

Statements of Cash Flows	5

Notes to Financial Statements	6-25

Report of Independent Auditors

To the Board of Directors of

OF Air Holdings Corp.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, preferred stock and stockholders’ deficit, and cash flows present fairly, in all material respects, the financial position of OF Air Holdings Corp. and its subsidiaries at March 31, 2011 and 2010 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company is not currently in compliance with required covenants related to certain of the Company’s term loans and its revolving line of credit.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plan to address this is also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2, the financial statements for the year ended March 31, 2010 have been restated to correct an error.

As discussed in Note 16, on June 1, 2011, an agreement of sale was entered into by the Company.

/s/ PRICEWATERHOUSECOOPERS LLP

July 26, 2011

OF Air Holdings Corp. and Subsidiaries
Consolidated Balance Sheets
March 31, 2011 and 2010

		2010
	2011	(Restated)

Current assets
Cash and cash equivalents	$12,190,590	$1,665,432
Accounts receivable, net of allowances of $63,577,604 and $51,829,198	21,858,477	21,737,146
Inventories, net	355,808	348,886
Prepaid and other	2,883,157	11,091,489
Debt issue costs, net of amortization of $5,550,636 and $3,969,943	1,619,456	3,036,631
Deferred tax assets	601,743	743,937
Assets held for sale	97,909	797,000
Total current assets	39,607,140	39,420,521
Property and equipment
Aircraft equipment	59,416,228	56,849,954
Aircraft under capital lease	59,847,056	58,525,941
Rotables	19,453,183	13,620,153
Buildings and improvements	981,424	964,360
Other equipment	9,447,019	8,300,666
	149,144,910	138,261,074
Accumulated depreciation	(63,308,608)	(48,812,177)
Property and equipment, net	85,836,302	89,448,897

Other assets	8,311,374	7,958,134
Intangibles, net of amortization of $19,157,817 and $16,343,359	31,669,770	34,484,228
Goodwill	46,597,000	46,597,000
Total assets	$212,021,586	$217,908,780
Liabilities, Preferred Stock and Stockholders' Deficit
Current liabilities
Current portion of long-term debt	$181,172,984	$171,608,197
Short term borrowings	202,785	-
Accounts payable	3,491,211	3,019,072
Accrued liabilities	21,302,712	20,311,408
Capital lease obligation, current	37,031,478	42,385,563
Total current liabilities	243,201,170	237,324,240
Long-term debt, net of current portion	-	-
Deferred rent	267,013	173,559
Deferred income taxes	11,505,900	11,823,227

Other	7,014,385	5,705,628
Total liabilities	261,988,468	255,026,654
Commitments and contingencies (Note 11)

Senior Series A preferred stock; $.01 par value; 15,000 shares authorized, 7,000 and 7,000 issued and outstanding, respectively	10,263,527	8,443,832
Senior preferred stock; $.01 par value; 18,000 shares authorized, 17,850 and 17,850 issued and outstanding, respectively	35,455,316	30,307,360
Series A preferred stock; $.01 par value; 100,000 shares authorized, 80,981 and 80,981 issued and outstanding, respectively	136,899,307	124,100,396

Stockholders' deficit
Common stock, $.01 par value; 2,500,000 shares authorized, 2,274,831 and 2,274,831 shares issued and outstanding, respectively	22,748	22,748
Additional paid-in capital	2,254,657	2,254,657
Accumulated deficit	(233,875,281)	(201,377,735)
Treasury stock, at cost, 384,283 and 383,699 shares, respectively	(987,156)	(869,132)
Total stockholders' deficit	(232,585,032)	(199,969,462)
Total liabilities, preferred stock, and stockholders' deficit	$212,021,586	$217,908,780

OF Air Holdings Corp. and Subsidiaries
Consolidated Statements of Operations
Years Ended March 31, 2011 and 2010

		2010
	2011	(Restated)

Revenues
Flight revenue	$167,241,922	$154,166,604
Parts and maintenance	4,699,008	2,626,320
Total revenue	171,940,930	156,792,924
Direct expenses
Direct cost of operations	51,513,654	45,297,334
Salaries, overtime and benefits	69,112,794	65,312,943
Depreciation and amortization	15,178,390	14,691,231
Amortization of intangibles	2,814,458	3,488,208
Loss on contract termination	3,479,295	-
Loss on sale of inventory	-	2,272,161
Impairment on assets held for sale	24,085	1,888,126
Total direct expenses	142,122,676	132,950,003
Operating income	29,818,254	23,842,921
General and administrative expenses	12,707,636	13,648,127
Income from operations	17,110,618	10,194,794
Other expense
Loss (gain) on sale of assets	(169,632)	946,317
Interest expense	28,773,032	27,688,298
Other expense	1,347,863	1,374,301
Total other expense	29,951,263	30,008,916
Net loss before income taxes	(12,840,645)	(19,814,122)
Income tax expense (benefit)	(109,662)	183,571
Net loss	$(12,730,983)	$(19,997,693)

OF Air Holdings Corp. and Subsidiaries
Consolidated Statements of Preferred Stock and Stockholders' Deficit
Years Ended March 31, 2011 and 2010

	Preferred Stock		Preferred Stock		Preferred Stock				Additional				Total
	Senior Series A		Senior		Series A		Common Stock		Paid-In	Accumulated	Treasury Stock		Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	Equity

Balance at March 31, 2009 (As Restated)	2,000	$2,037,260	17,850	$25,906,865	80,981	$112,505,213	2,274,831	$22,748	$2,254,657	$(163,977,794)	377,326	$(719,132)	$(162,419,521)
Issuance of senior series A preferred stock	5,000	5,000,000	-	-	-	-	-	-	-	-	-	-	-
Purchase of treasury stock	-	-	-	-	-	-	-	-	-	-	6,373	(150,000)	(150,000.00)
Preferred stock dividend	-	1,406,572	-	4,400,495	-	11,595,183	-	-	-	(17,402,250)	-	-	(17,402,250.00)
Net loss (As Restated)	-	-	-	-	-	-	-	-	-	(19,997,693)	-	-	(19,997,693.00)
Balance at March 31, 2010 (As Restated)	7,000	8,443,832	17,850	30,307,360	80,981	124,100,396	2,274,831	22,748	2,254,657	(201,377,737)	383,699	(869,132)	(199,969,464)
Purchase of treasury stock	-	-	-	-	-	-	-	-	-	-	584	(118,024)	(118,024)
Preferred stock dividend	-	1,819,695	-	5,147,956	-	12,798,911	-	-	-	(19,766,562)	-	-	(19,766,562)
Net loss	-	-	-	-	-	-	-	-	-	(12,730,983)	-	-	(12,730,983)
Balance at March 31, 2011	7,000	$10,263,527	17,850	$35,455,316	80,981	$136,899,307	2,274,831	$22,748	$2,254,657	$(233,875,282)	384,283	$(987,156)	$(232,585,033)

The accompanying notes are an integral part of these consolidated financial statements.

OF Air Holdings Corp. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended March 31, 2011 and 2010

		2010
	2011	(Restated)
Cash flows from operating activities
Net loss	$(12,730,983)	$(19,997,693)
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition
Depreciation and amortization	15,178,390	14,691,231
Amortization of intangibles	2,814,457	3,488,207
Loss on contract termination	3,479,295	-
Loss on assets held for sale	24,085	1,888,126
Amortization of debt issue costs	1,580,693	1,524,372
Loss (gain) on sale of assets	(169,632)	946,318
Increase in PIK interest	17,099,375	14,656,064
Deferred tax expense (benefit)	(175,133)	116,318
Changes in assets and liabilities, net of acquisition
Accounts receivable	(488,377)	804,307
Inventories	(6,922)	3,589,724
Prepaid and other	7,645,557	(4,725,363)
Accounts payable	472,139	(3,478,533)
Deferred revenue	233,732	66,305
Accrued liabilities and other	(275,173)	6,892,840
Other assets	(392,003)	(243,238)
Net cash provided by operations	34,289,500	20,218,985
Cash flows from investing activities
Capital expenditures	(9,911,017)	(9,651,389)
Proceeds from asset dispositions	893,239	3,300,244
Net cash used in investing activities	(9,017,778)	(6,351,145)
Cash flows from financing activities
Borrowings on line of credit	1,500,403	46,116
Payments on line of credit	(203,994)	(13,020,136)
Borrowings on short-term debt	419,640	-
Debt acquisition costs	(302,575)	(124,100)
Payments on long-term debt	(8,767,696)	(9,991,404)
Payments on capital lease obligations	(7,057,463)	(6,775,469)
Purchase of treasury stock	(118,024)	(150,000)
Issuance of senior series A preferred stock	-	5,000,000
Proceeds from long-term debt	-	6,200,050
Payments on short-term debt	(216,855)	-
Net cash used in financing activities	(14,746,564)	(18,814,943)
Net increase (decrease) in cash	10,525,158	(4,947,103)
Cash and cash equivalents
Beginning of year	1,665,432	6,612,535
End of year	$12,190,590	$1,665,432
Supplemental disclosure of cash flow information
Interest paid	$9,687,586	$10,970,331
Taxes paid	54,919	101,817
Receivable on sale of inventory	-	3,000,000
Noncash investing activities
Receivable on disposal of aircraft	-	714,114
Receivable on disposal of equipment	134,850	-
Aircraft under capital lease	2,994,454	-
Disposal of capital lease assets	1,152,052	-
Noncash financing activities
Termination of capital leases	$1,291,076	$-
Capital lease additions	2,994,454	-
Obligation to seller	-	1,900,000
Debt acquisition costs	(63,302)	2,097,704

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

1.	Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The Company has incurred significant losses before taxes from operations.  As of March 31, 2011, the Company has $181.4 million in debt outstanding.  This includes $41.0 million which is due in fiscal 2012 including $3.7 million under the Company’s $10.0 million revolving line of credit (“2010 Revolver”) and $7.7 million under the 2010 Term Loan A ("2010 Term Loan A") which matured on June 29, 2011 and $28.6 million in current year payments due on the Company’s 2010 Term Loan B ("2010 Term Loan B").  The 2010 Revolver was utilized to fund working capital needs and is a component of the Company’s working capital and cash management system.  The Company was unable to pay the full amount outstanding under the 2010 Term Loan A at the maturity date.

The Company's 2010 Revolver and 2010 Term Loan A were due on June 29, 2011 and June 30, 2011, respectively. The amounts were not paid when due and as a result the Company’s lender has issued a Reservation of Rights letter to the Company noting it is in default and that the lender is considering its options while maintaining all of their current rights and remedies.  The Company's Subordinated Debt and Capital Lease Obligations include cross defaults which default those agreements if other borrowings including the Senior Debt are in default. This results in those obligations being in default and as a result are classified as current obligations.

The Company is currently considering its options with respect to the default conditions associated with their obligations referred to above. Management of the Company believes the pending sale of the Company as described in Note 16 will provide the liquidity necessary to satisfy the requirements of their obligations and remove the default conditions. Additionally, management of the Company has also been actively working with their current lenders with respect to their options under their obligations such as a possible extension or refinancing of the amounts due under their obligations. There is no assurance as to the completion of the sale or the Company's ability to refinance or extend their obligations. Accordingly, this raises substantial doubt about the entity's ability to continue as a going concern.

The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

2.	Restatement - Accounting for Leases

The Company has restated certain of their operating leases related to aircraft in their fleet that should have been classified as capital leases based upon certain provisions included in the agreements.

Specifically, the leases have events of default including material adverse change and cross default provisions which are not objectively determinable or do not represent pre-defined criteria at the inception of the lease.  As a result, the maximum consideration the Company could be required to pay the lessor in the event of a default is included in the lease payments for lease classification purposes at the inception of the lease.  For these leases, this amount usually approximates or exceeds the cost of the aircraft at the inception of the lease and results in capital lease classification.

The measurement of the amount recorded for the capital lease obligation is based upon the rent payments specified in the respective leases discounted using the Company's incremental borrowing rate at the inception of the lease.  The corresponding leased asset is depreciated over the term of the lease.

The amounts recorded as rental expense including the impact of straight line rents and the deferred gain of $4.6 million from the sale leaseback of aircraft in periods prior to April 1, 2009 were also reversed from accrued liabilities, deferred rent and other liabilities.  The Company also revised the presentation of their tax accounts to take into account the temporary differences created to reflect the capital lease obligation and assets for financial reporting purposes.  This had no net impact on the Company's tax provision as the Company has a full valuation allowance in place for all periods presented.

The Company's Term Loans, Revolver, and Subordinated Debt contain default provisions which do not allow for capital leases. This results in a default condition existing at the balance sheet date for both years presented. As the Company has not obtained a waiver for the condition, the Company's obligations are subject to being called by the lender and as a result are reflected as current obligations. Related debt acquisition costs are also classified as current.

The Company recorded the following adjustments to their March 31, 2010 accounts to reflect the correction of the error from the previous periods.

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

March 31, 2010	Balance Sheet
		Restatement
	As Reported	Items	As Restated
Assets
Current assets	36,383,890	3,036,631	39,420,521

Property and equipment
Aircraft equipment	56,849,954	-	56,849,954
Capital lease asset	-	58,525,941	58,525,941
Rotables	13,620,153	-	13,620,153
Buildings and improvements	964,360	-	964,360
Other equipment	8,300,666	-	8,300,666

Accumulated depreciation	(24,829,369)	(23,982,808)	(48,812,177)
Property and equipment, net	54,905,764	34,543,133	89,448,897

Other assets	7,958,134	-	7,958,134
Debt issue costs, net of amortization of $3,969,943	3,036,631	(3,036,631)	-
Intangibles, net of amortization of $16,343,359	34,484,228	-	34,484,228
Goodwill	46,597,000	-	46,597,000
Total assets	183,365,647	34,543,133	217,908,780

Liabilities
Current portion of long-term debt	11,233,686	160,374,511	171,608,197
Accounts payable	3,019,072	-	3,019,072
Accrued liabilities	20,849,585	(538,177)	20,311,408
Capital Lease Obligation, current	-	42,385,563	42,385,563
Total current liabilities	35,102,343	202,221,897	237,324,240

Long-term debt, net of current portion	160,374,511	(160,374,511)	-
Deferred rent	64,454	109,105	173,559
Deferred income taxes	11,823,227	-	11,823,227
Other	9,200,866	(3,495,238)	5,705,628
Total liabilities	216,565,401	38,461,253	255,026,654

Stockholders' equity
Preferred, common and treasury stock	162,005,204	-	162,005,204
Additional paid-in capital	2,254,657	-	2,254,657
Accumulated deficit	(197,459,615)	(3,918,120)	(201,377,735)
Total stockholders' equity	(33,199,754)	(3,918,120)	(37,117,874)
Total liabilities and stockholders' equity	183,365,647	34,543,133	217,908,780

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

		Restatement
	As Reported	Items	As Restated

Revenues	156,792,924	-	156,792,924

Direct Expenses
Direct Cost of Operations	54,644,468	(9,347,134)	45,297,334
Salaries, overtime & benefits	65,312,943	-	65,312,943
Depreciation and amortization	8,113,937	6,577,294	14,691,231
Amortization of intangibles	3,488,207	-	3,488,207
Loss on Contract Termination	-	-	-
Loss on Sale of Inventory	2,272,161	-	2,272,161
Impairment of intangibles	-	-	-
Impairment of goodwill	-	-	-
Loss on Asset Held for Sale	1,888,126	-	1,888,126
Total direct expenses	135,719,842	(2,769,840)	132,950,002
	21,073,082	2,769,840	23,842,922

G&A Expenses	13,648,127	-	13,648,127
Income from operations	7,424,955	2,769,840	10,194,795

Other Expense
Loss on Sale of Assets	946,317	-	946,317
Interest Expense	24,304,936	3,383,361	27,688,297
Installment Income	-	-	-
Other expense	1,374,301	-	1,374,301
Total other expense	26,625,554	3,383,361	30,008,915
Net loss before income taxes	(19,200,599)	(613,521)	(19,814,120)

Income Tax Expense (Benefit)	183,571	-	183,571
Loss on Debt Extinguishment	-	-	-
Net Loss	(19,384,170)	(613,521)	(19,997,691)

The Company also adjusted their accumulated deficit as of March 31, 2009 by $3,304,599.  This reflects the cumulative adjustment for all periods prior to April 1, 2009 on a net of tax basis for the affected capital leases.

The Company also corrected the presentation in the statement of cash flows for 2010 to reflect the reduction in the capital lease obligations as a financing cash outflow of $6,775,469, rather than as a component of operating cash flows.

3.	Basis of Presentation and Business Description

Basis of Presentation
The accompanying consolidated financial statements include the accounts of OF Air Holdings Corp. (“OF Air” or the “Company”) and its wholly-owned subsidiaries Kestrel Acquisition Corp. (“KAC”), Omniflight, Inc. (“OI”) and Omniflight Helicopters, Inc. (“OHI”).  The Company has numerous OHI subsidiaries, including Native Air Services, Inc. (“NAS”), Native American Air Ambulance, Inc. (“NAAA” or “Native Air”) and Enchantment Aviation, Inc. (“Enchantment” or “Southwest Medevac”).  Additionally, Native American Air Ambulance LLC, which is 49% owned by the Company has been consolidated in the accounts of OF Air due to the degree of control exercised by the Company. During fiscal 2011, the Company merged KAC and OI into OF Air to consolidate the number of legal entities. This had no impact on the Company's accounts.

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

Business
The Company provides emergency healthcare and air medical transportation services to hospitals, medical centers, and other agencies throughout the United States.

Formation of Business
OF Air was formed on August 31, 2005 by affiliates of Wind Point Partners LLP, a private equity firm, for the purpose of acquiring all the outstanding stock of KAC (the parent company of OHI).  On October 31, 2005, all of the outstanding common stock of KAC was purchased by OF Air for a total purchase price of $196.1 million, net of debt assumed, of $9.8 million.

Sale of Flying A
On May 15, 2009, the Company sold the outstanding stock of Flying A for a total of $450,000 resulting in a gain of $122,000, not including selling costs.  The Flying A was originally purchased as part of the Southwest Medevac (“SWME”) stock acquisition on July 20, 2007.

4.	Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant intercompany transactions and balances have been eliminated in consolidation.

Cash Equivalents
Cash equivalents are liquid investments that have original maturities of three months or less.

Concentration of Cash on Deposit and Uninsured Cash Balances
In the normal course of business, the Company maintains bank balances in excess of federally insured limits.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

Revenue and Accounts Receivable
Fixed fee revenue under the Company’s operating agreements with hospitals is recognized ratably on a monthly basis over the terms of the agreements.  Revenue relating to air operations and medical transport services is recognized upon completion of the services.  Revenue and accounts receivable are presented net of allowances for contracted discounts and uncompensated care based upon payer mix, payer reimbursement schedules and historical collection experience.  Estimates of contractual allowances and uncollectible receivables are initially determined based on historical collection rates and adjusted periodically based on actual collections.

Trade receivables are generally due within 30 days.  Receivables due from patients and third-party payor companies at March 31, 2011 and 2010, before allowances, were $85.4 million and $73.6 million.  Allowances have historically been within management’s expectations.  Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation.  The Company believes that it is in compliance with all applicable laws and regulations.

Property and Equipment
Property and equipment are recorded at cost.  All maintenance and repairs, including scheduled aircraft component overhauls and replacements, are expensed when incurred.  Major modifications and costs incurred to place aircraft in service are capitalized.  Improvements to leased helicopters are included in rotables in the accompanying financial statements.  Depreciation is recorded using the straight-line method taking into consideration estimated values that will be realized upon sale or other disposition over the following estimated useful lives:

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

Aircraft and other equipment	7 to 11.5 years
Rotables	6 years
Buildings and improvements	5 to 15 years
Other equipment	3 to 7 years

Improvements to leased property and equipment are amortized using the straight-line method over the shorter of the remaining lease period or useful life of the improvements.  The original cost of rotables is capitalized and depreciated over a 6 year life.  Overhauls of aircraft and aircraft parts that extend the useful life are capitalized and depreciated over a 6 year life.

Capital Leases
Leases meeting certain capital lease criteria are capitalized and the present value of the related lease payments is recorded as a liability.  Assets under capital leases are capitalized using the Company’s incremental borrowing rate at the inception of the lease.  Depreciation of capitalized leased assets is computed on the straight-line method over the lease term.

Inventories
Inventories consist primarily of medical supplies used in flight operations.  Inventories are stated at the lower of cost (determined on an average cost basis) or market.  The Company provides reserves against inventories it believes to be slow moving or obsolete to state inventories at estimated net realizable value.

Long-lived Assets
The Company evaluates its long-lived assets in accordance with ASC 360, Property, Plant and Equipment, which requires reviewing long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows that the assets are expected to generate.  If long-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair value and is recorded in the period the determination was made.

Assets to be disposed of are reported at the lower of the carrying amount or fair value less estimated selling costs.

Goodwill
Goodwill is the excess of the purchase price paid over the fair value of net assets of businesses acquired.  Goodwill is not amortized, but is tested for impairment on an annual basis, or more frequently as impairment indicators arise.  Impairment tests, which involve the use of estimates related to the fair market value of the business operations with which goodwill is associated, are performed annually at the end of the Company’s fiscal year (See Note 7).

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

Intangible Assets and Noncompetition Agreements
Intangible assets consist of trade names and independent and traditional customer relationships.  The trade names have been determined to have an indefinite useful life.  Intangible assets that are determined to have indefinite useful lives are not amortized, but are evaluated annually for impairment.  Intangible assets with indefinite lives are also evaluated annually to determine whether events and circumstances continue to support an indefinite useful life.  Assets with finite lives are subject to amortization over the useful lives of the assets.  The useful lives have been determined based on the period over which the assets are expected to generate future cash flows.  The independent and traditional customer relationships are being amortized on a straight line basis over the estimated average life of 5 years and 15 years, respectively.  The trade names are deemed to have an indefinite life and, accordingly, are not being amortized, but are subject to impairment testing on an annual basis in accordance with ASC 350 Intangibles - Goodwill and Other (See Note 7).

Debt Issue Costs
Costs associated with debt issuances are capitalized and amortized to interest expense using the effective interest rate method over the terms of the related debt agreements.  Previously capitalized costs related to debt instruments which have been modified significantly or settled are treated in accordance with ASC 470 Debt.

Income Taxes
The Company accounts for income taxes in accordance with ASC 740 Income Taxes.  ASC 740 requires an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events, which have been recognized in the Company’s financial statements or tax returns.  A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Effective April 1, 2009, the Company adopted accounting for uncertain tax positions (ASC 740-10-25), which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  The Company recognizes the tax benefits from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities.  The tax benefits recognized from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement.  To the extent that the expected tax outcome of these matters changes, such changes in estimates will impact the income tax provision in the period in which such determination is made.  There was no impact as a result of the adoption of this standard.

Maintenance and Periodic Inspections
Maintenance and periodic inspections of aircraft and aircraft equipment that do not extend the aircraft’s useful life are expensed when incurred.

Stock Based Compensation
The Company accounts for stock based compensation under the provisions of ASC 718 Compensation - Stock Compensation.  Under the provisions of ASC 718, stock-based compensation expense is recognized for all stock option awards granted based on the grant date fair value estimated in accordance with the provisions of ASC 718.  The resulting compensation expense is recognized on a straight-line basis over the requisite service period.  Compensation expense is recognized only for those options expected to vest, with forfeitures estimated based on historical experience and future expectations (See Note 10).

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

Fair Value of Financial Instruments
The Company’s financial instruments consist primarily of cash equivalents, accounts receivable, other assets, accounts payable, accrued liabilities and debt instruments.  The carrying amounts of financial instruments other than debt instruments are representative of their fair values due to their short maturities.  Management estimates the fair value of their debt instruments by using current applicable rates for similar instruments.  Management believes the current stated rates for their debt approximate market rates given their current credit spreads for variable debt and the rate of interest on their fixed rate instruments. Management believes the fair value of their debt approximates its carrying value.

Reclassifications
Certain amounts on the prior year cash flow statement have been reclassified to conform to the current presentation.  The reclassifications had no effect on net assets or net income.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Actual results could differ significantly from those estimates.

5.	Outsourcing of Maintenance and Sale of Inventory

On January 1, 2010, the Company entered into an agreement with Heli-One American Support, LLC (“Heli-One”) to outsource its regionally performed helicopter fleet heavy maintenance, inventory management and record keeping.  The Fleet Maintenance Support Agreement (“FMSA”) details the services to be provided by Heli-One for a period of 10 years (initial term of contract) under a Power by the Hour (“PBH”) arrangement for the materials management and record keeping, a labor rate for the maintenance services and a time and material rate for excluded services or upgrade items.  In addition, on January 1, 2010, the Company sold its aircraft parts inventory, rotable pool and certain tooling and maintenance equipment to Heli-One for a purchase price of approximately $6.0 million under an Asset Purchase and Sale Agreement (“APA”).  A loss of $2.8 was recorded on the sale.

On April 29, 2011, the Company entered into a settlement agreement with Heli-One to terminate all services provided by Heli-One under the FMSA effective March 31, 2011 and resolve any outstanding matters under the APA and FMSA.  The Company agreed to pay $2.0 million in settlement of all claims by Heli-One against the Company for all non-PBH rate services, material, and true-ups with respect to the FMSA through March 15, 2011. The Company had previously accrued $2.3 million related to these non-PBH services and recognized the difference between the settlement amount and the amount previously accrued as a reduction of the contract termination costs of $0.3 million.  The loss on contract termination also included the write-off of the remaining deferred inventory charge of $0.6 million resulting from the original sale of inventory to Heli-One that was previously being amortized over the life of the contract. As part of the agreement the Company agreed to forgive outstanding accounts receivable due from Heli-One, resulting in a write-off of outstanding receivables totaling $0.4 million. The Company also agreed that no further billings for reimbursable expenses would be issued to Heli-One. Reimbursable expenses not yet billed totaled $0.3 million for parts that were paid for by the Company that should have been covered under the FMSA. Heli-One was also absolved from any future buy-out credits resulting from future obligations to perform services. This resulted in a liability $0.4 million being recorded as certain obligations became the Company's due to the waiver of buy-out credits owed by Heli-One. The Company also incurred other miscellaneous costs to terminate the contract of $0.1 million. Finally as part of the agreement, the Company agreed to payment of $2.0 million for complete and final settlement and termination of the FMSA.

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

There were additional terms of the settlement that did not have an accounting impact as a result of the contract termination.  These items included the Company’s payment of PBH charges for the months of February and March 2011 totaling $2.5 million, which were accrued and accounted for as power by the hour maintenance costs. Both parties also agreed to a non-solicitation of employees through the period ended January 1, 2013. With respect to parts and components that were in the Company's possession, Heli-One agreed to replace all rental components with components of a minimum build standard that were lien-free, provide parts owed for specified heavy maintenance activities, and allow the Company to submit an offer to purchase the consignment stock held at the Company’s locations. The Company agreed and assigned future maintenance owed to the Company by a third party maintenance provider, Turbomeca, which the Company had previously incurred and paid as power by the hour maintenance costs. As part of the Heli-One settlement, the future maintenance to be provided to the Company was transferred to Heli-One.

6.	Assets Held for Sale

In March 2011, the Company made the decision to sell some of its ventilators.  This medical equipment had a net book value of $131,000.  Management of the Company reduced the carrying value of the ventilators to their estimated fair value of $55,000 as of March 31, 2011 and segregated them from assets in service.  This resulted in a loss of $76,000.  Management of the Company made the decision to sell these assets to standardize the type of ventilator used across all of the bases.  Net proceeds from the sale of the ventilators will be applied towards the lease payments of new ventilators.

In October 2009, the Company made the decision to sell six aircraft in their fleet, as well as some related inventory.  These aircraft, and the related inventory, had a net book value of $2.4 million.  Management of the Company reduced the carrying value of these aircraft, and the related inventory, to their estimated fair value of $0.8 million as of March 31, 2010 and has segregated them from assets in service.  This resulted in a loss of $1.6 million.  Management of the Company made the decision to sell these assets to move to a more efficient aircraft as well as to streamline the fixed wing fleet.  Net proceeds of $0.8 million from the sale of these aircraft were used to reduce amounts due under the Company’s credit agreements and supplement working capital needs.

On March 9, 2009, the Company made the decision to sell seven aircraft in their fleet.  These aircraft had a net book value of $5.1 million.  Management of the Company reduced the carrying value of these aircraft to their estimated fair value of $2.6 million as of March 31, 2009 and has segregated them from assets in service.  This resulted in a loss of $2.5 million.  Management of the Company made the decision to sell these assets to move to more efficient aircraft and eliminate excess capacity in their fleet.  All seven of these aircraft were sold in fiscal 2010 for $2.3 million.  Net proceeds from the sale of these aircraft were used to reduce amounts due under the Company’s credit agreements.

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

7.	Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the years ended March 31, 2011 and 2010 are as follows:

Balance at March 31, 2009	$44,696,999
Acquisition of Airlink	1,900,001
Balance at March 31, 2010 and 2011	$46,597,000

On June 16, 2008, the Company acquired all of the outstanding stock of Airlink for a purchase price of $1.0 million in cash and a deferred earn-out obligation to the seller.  The Earn-Out Payment (“Earn-Out Payment”) minimum was $600,000 and the maximum was $2.5 million.  In fiscal 2009, the minimum Earn-Out Payment was recorded at net present value on the purchase date and in fiscal 2010 an additional $1.9 million in accrued liabilities and goodwill was recorded for the final Earn-Out Payment as a result of the base’s performance for the specified earn-out period.  The Earn-Out Payment at March 31, 2011 and 2010 totaled $2.5 million, and is included in accrued liabilities.

Intangible assets consisted of the following:

	Independent Customer Lists	Traditional Customer List	Trade Names	Total

Balance at March 31, 2009	$7,981,257	$1,127,178	$28,864,000	$37,972,435
Amortization	(3,390,897)	(97,310)	-	(3,488,207)
Balance at March 31, 2010	4,590,360	1,029,868	28,864,000	34,484,228
Amortization	(2,717,147)	(97,311)	-	(2,814,458)
Balance at March 31, 2011	$1,873,213	$932,557	$28,864,000	$31,669,770

In fiscal 2011 and 2010, the Company performed an analysis of goodwill and other intangible assets, the results of which required no additional impairment charge.

Amortization of intangible assets totaled $2.8 million and $3.5 million for the years ended March 31, 2011 and 2010, respectively.  Based on the current carrying amount of intangible assets subject to amortization, the estimated amortization expense for each of the succeeding five years is as follows:

Fiscal Year
2012	$1,436,158
2013	580,007
2014	148,978
2015	97,310
2016	97,310
Thereafter	446,007
$2,805,770

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

8.	Long-term Debt and Line of Credit

Credit Facility
On September 13, 2006, the Company exchanged the balance of the Subordinated PIK Promissory Notes from its majority shareholder of $150,773, the fee of $180,000 for the additional guarantees of the Company’s debt, and the accrued interest through September 12, 2006, for a new Subordinated PIK Promissory Note from its majority shareholder with a principal balance of $353,356, which bears interest of 16% compounded annually beginning December 31, 2006.

On July 20, 2007, in connection with the Southwest Medevac acquisition, the Company entered into a second amended and restated credit facility of $98.0 million (“2007 Facility”) with a financial institution which amended the prior debt facility.  The 2007 Facility provides for a $15.0 million revolving line of credit (“2007 Revolver”) and two term loan commitments of $21.0 million (“2007 Term Loan A”) and $62.0 million (“2007 Term Loan B”).  The borrowing availability under the 2007 Revolver is equal to the lesser of $15.0 million or the trailing twelve month EBITDA calculation times the maximum leverage ratio minus total debt.  The 2007 Term Loans are repaid under amortization schedules through June 30, 2011 and September 30, 2012. The 2007 Facility required the Company to maintain certain financial covenants.

On July 20, 2007, in connection with the Southwest Medevac acquisition, the Company entered into a subordinated note purchase agreement with two entities for the sale of $6.0 million of 14% Senior Subordinated Notes (“Subordinated Debt”) due on March 31, 2013.  The Subordinated Debt bears interest at 14% with 11% payable in quarterly installments and the remaining 3%, at the option of the Company, can be paid or added quarterly to the principal amount of the notes.

On May 8, 2008, the Company entered into a Subordinated PIK Promissory Note for $150,000 in exchange for a debt guaranty of $7.0 million from its majority shareholder.  The note bears interest of 16% compounded annually beginning on January 1, 2009.  The note is due and payable on the earlier of the payment in full of the 2010 Facility or March 31, 2013.

On May 30, 2008, the Company entered into a third amendment and waiver to the second amended and restated credit agreement of $91.3 million (“2008 Facility”) with a financial institution which amended the 2007 Facility.  The 2008 Facility provides for a $15.0 million revolving line of credit (“2008 Revolver”) and two term loan commitments of $17.6 million (“2008 Term Loan A”) and $58.7 million (“2008 Term Loan B”).  The borrowing availability under the 2008 Revolver is equal to the lesser of $15.0 million or the trailing twelve month EBITDA calculation times the maximum leverage ratio minus total debt.  The 2008 Term Loans are repaid under amortization schedules through June 30, 2011 and September 30, 2012.

On May 30, 2008, the Company entered into an amendment to the Subordinated Debt.  The Subordinated Debt of $60.9 million is due on March 31, 2013 and now bears interest at 15.75% with 11% payable in quarterly installments and the remaining 4.75%, at the option of the Company, can be paid or added quarterly to the principal amount of the notes.  The Deferred Interest Notes ("Deferred Interest Notes") resulted from the amended and restated Subordinated Debt agreement on September 13, 2006, total $7.3 million, and are due on March 31, 2013.  The Deferred Interest Notes bear interest at 17.75% payable in quarterly installments as an addition to the principal amount of the notes.

On May 30, 2008, the Company entered into a Subordinated PIK Promissory Note of $4.0 million with its majority stockholder.  The note bears interest of 18% compounded annually beginning January 1, 2009.  The note is due and payable on the earlier to occur of payment in full of the 2010 Facility or March 31, 2013.

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

On May 4, 2009, the Company entered into a fifth amendment and limited waiver to second amended and restated credit agreement of $93.0 million (“2009 Facility”) with a financial institution which amended the 2008 Facility.  The 2009 Facility provides for a $15.0 million revolving line of credit and three term loan commitments of $14.7 million (“2009 Term Loan A”), $58.3 million (“2009 Term Loan B”) and $5.0 million (“2009 Term Loan C”).  The borrowing availability under the 2009 Revolver is equal to the lesser of $15 million or the trailing twelve month EBITDA calculation times the maximum leverage ratio minus total debt.  The 2009 Revolver was due October 31, 2010 and the 2009 Term Loan A and B were to be repaid under amortization schedules through June 30, 2011 and September 30, 2012, respectively.  The 2009 Term Loan C is to be repaid on the later of September 30, 2012 or the date on which the 2009 Revolver, 2009 Term Loan A and 2009 Term Loan B have been paid in full.  The 2009 Revolver, 2009 Term Loan A and B bear interest at Prime plus 8.00%, or at the option of the Company, LIBOR plus 8.00%, of which 6.00% is payable in cash and 2.00% is payable in kind and added to the principal balance on the quarterly interest dates.  The payable in kind interest is only applicable in the event the senior leverage ratio exceeds specified maximums after June 30, 2009.  Under the 2009 Revolver, 2009 Term A and 2009 Term B, the Prime rate has an interest floor of 5% and the LIBOR rate has an interest rate floor of 3%.  The 2009 Term Loan C bears interest at 14.00% and is payable in kind and added to the principal balance on the quarterly interest dates.  The interest rates are adjusted monthly based on the Company’s leverage ratio.

On May 4, 2009, the Company entered into an amendment to the Subordinated Debt.  The cash interest payable on March 1, 2009 was rolled into a 2009 Deferred Interest Note (“2009 Deferred Interest Notes”).  The Subordinated Debt of $66.3 million is due on March 31, 2013 and bears interest at 15.75% payable in quarterly installments as an addition to the principal of the debt until such time as certain events take place or December 1, 2010, at which time the interest will revert to 11.00% payable in quarterly installments and the remaining 4.75%, at the option of the Company can be paid or added quarterly to the principal amount of the notes.  The 2009 Deferred Interest Notes of $8.6 million on March 31, 2009 are due March 31, 2013 and bear interest at 17.75% payable in quarterly installments as an addition to the principal amount of the notes.  The 2009 Deferred Interest Notes of $1.7 million are due March 31, 2013 and bear interest at 15.75% payable in quarterly installments as an addition to the principal amount of the notes.

In December 2009, the Company amended its covenants to change its main covenant to a covenant based on operating cash flow.

On November 12, 2010, the Company entered into an eleventh amendment and limited waiver to second amended and restated credit agreement of $79.1 million (“2010 Facility”) with a financial institution which amended the 2009 Facility.  The 2010 Facility provides for a $10 million revolving line of credit and three term loan commitments of $9.6 million 2010 Term Loan A, $53.5 million 2010 Term Loan B and $6.1 million (“2010 Term Loan C”).  The borrowing availability under the 2010 Revolver is equal to the lesser of $10 million or the trailing twelve month EBITDA calculation times the maximum leverage ratio minus total debt.  The 2010 Revolver was due on June 29, 2011 and Term Loan A and B are repaid under amortization schedules through June 30, 2011 and September 30, 2012, respectively.  The 2010 Term Loan C is to be repaid on the later of September 30, 2012 or the date on which the 2010 Revolver, 2010 Term Loan A and 2010 Term Loan B have been paid in full.  The 2010 Revolver, 2010 Term Loan A and B bear interest at Prime plus 8.00% or at the option of the Company, LIBOR plus 8.00%, of which 6.00% is payable in cash and 2.00% is payable in kind and added to the principal balance on the quarterly interest dates.

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

The payable in kind interest is only applicable in the event the senior leverage ratio exceeds specified maximums.  Under the 2010 Revolver, 2010 Term Loan A and 2010 Term Loan B, the Prime rate has an interest floor of 5% and LIBOR rate has an interest floor of 3%.  The Term Loan C bears interest at 14.00% and is payable in kind and added to the principal balance on the quarterly interest dates.  At March 31, 2011, the interest rates on the 2010 Revolver, 2010 Term Loan A, 2010 Term Loan B and 2010 Term Loan C were 10.40%, 9.10%, 9.04% and 14.00%, respectively.  The interest rates are adjusted monthly based on the Company’s leverage ratio.

The Company currently has $0.7 million in letters of credit currently outstanding under its 2010 Revolver.  The letters of credit secure corporate credit cards and one aircraft lease.

Long-term debt consisted of the following at March 31, 2011 and 2010:\

		Restated
	2011	2010

Term loans	$66,930,138	$73,473,614
Revolver	3,667,565	2,303,898
Subordinated debt	102,350,730	87,502,382
Loans payable	1,161,682	2,329,751
Subordinated PIK promissory note to majority stockholder of OF Air	7,062,869	5,998,552
	181,172,984	171,608,197
Less: Current portion	181,172,984	171,608,197
Long-term debt, net of current portion	$-	$-

Loans payable are secured primarily by aircraft and bear interest at fixed rates up to 15.00%, and are payable in installments over varying periods.

Future principal payments as scheduled on long-term debt as of March 31, 2011 are as follows:

Fiscal Year
2012	$40,881,356
2013	140,291,628
2014	-
2015	-
2016	-
Thereafter	-
$181,172,984

Effective June 29 and June 30, 2011, the Company did not make scheduled principal payments due under the requirements of the 2010 Facility.  The Lender has issued a “Reservation of Rights” letter to the company maintaining all of the Lender’s respective rights and remedies while discussing their options under the Credit Agreement.  The Lender now has the right to call the debt under the Term loans and the Revolver. As described in Note 1, this also cross defaults the Company's remaining debt obligations including its capital lease obligations. These items are shown as current in the Company's financial statements. Related debt acquisition costs are also classified as current.

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

Substantially all of the Company’s assets (excluding those pledged under separate aircraft or equipment loans) are pledged as collateral for the outstanding borrowings under the 2010 Facility.

9.	Leases

The Company leases hangar and office space under noncancelable operating leases and lease aircraft under noncancelable capital and operating leases.  The majority of the aircraft leases contain purchase options, either at the end of the lease term or at a stipulated early buy out date. The aircraft leases also contain default provisions which among other things could result in the acceleration of stated future minimum lease payments.  As of March 31, 2011, future minimum lease payments under capital and operating leases are as follows:

	Capital	Operating
	Leases	Leases

Year Ending December 31,
2012	$9,012,660	$6,780,820
2013	8,626,975	6,060,769
2014	7,652,764	5,192,857
2015	6,692,004	3,805,076
2016	6,105,659	1,894,821
Thereafter	9,198,578	729,153
Total minimum lease payments	47,288,640	$24,463,496
Less: Amounts representing interest	(10,257,162)
Present value of minimum lease payments	37,031,478
Less: Current portion	37,031,478
Long-term capital lease obligation	$-

Lease expense for all operating leases for the years ended March 31, 2011 and 2010 was approximately $7.0 and $6.0 million, respectively.

At March 31, 2011 and 2010, leased property held under capital leases included in equipment, net of accumulated depreciation totaled $29.8 and $34.5 million, respectively.  Depreciation expense of leased property held under capital leases of $7.1 and $7.2 million is included in depreciation expense for the years ended March 31, 2011 and 2010, respectively.

As described in Note 2, the Company has restated certain of its leases as capital leases. The Company's Term Loans, Revolver, and Subordinated Debt contain default provisions which do not allow for capital leases. This results in a default condition existing at the balance sheet date for both years presented. As the Company has not obtained a waiver for the condition, the Company's obligations are subject to being called by the lender and as a result are reflected as current obligations.

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

10.	Stock-based Compensation

Stock Options
In June 2007, the Company’s board of directors approved the 2007 Stock Incentive Plan (“2007 Plan”) which provides for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock awards to employees, directors, and advisors.  The maximum aggregate number of shares of common stock that may be made subject to awards under the 2007 Plan is 55,000.  The 2007 Plan is administered by a committee of the Company’s board of directors which has discretion to select the persons to participate in the 2007 Plan, determine the size and type of award, determine the terms and conditions of the awards in a manner consistent with the 2007 Plan, specify the exercise price and term of any option granted, provided that the term may not exceed ten years.

During the year ended March 31, 2009, options to purchase 36,500 shares of stock, with an exercise price of $1.00, were granted at a weighted average fair value of $0.39.  During the years ended March 31, 2011 and March 31, 2010 a total of 1,500 and 7,500 options, respectively, were cancelled.  As of March 31, 2011 there are 6,900 vested options and a total of 11,500 outstanding options.  The Company recognized no stock-based compensation expense during the years ended March 31, 2011 and March 31, 2010.  Total unrecognized compensation cost related to unvested stock-based awards as of March 31, 2011, was $1,854 and is expected to be recognized over the remaining weighted average vesting term of 1.58 years.  These amounts were determined based upon management’s estimate of the fair value of the options on the grant date as prescribed under ASC 718 Compensation - Stock Compensation.

Stock Appreciation Rights
In November 2008, the Company’s board of directors approved the 2008 Stock Appreciation Rights Plan (“2008 SARs Plan”) which provides for the granting of stock appreciation rights to employees, officers, directors, and consultants.  The 2008 Plan’s Administrator (“Administrator”) is authorized to determine the eligible persons to whom and the time or times at which such awards shall be granted and to impose such terms, limitations, restrictions and conditions upon any such award.  The stock appreciation rights (“SARs”) may be granted individually or in tandem with other types of awards.

Each individual grant specifies a “participation percentage” being awarded to the grantee.  This participation percentage is to be applied, upon the sale of the Company to an independent third party, to the difference between the aggregate consideration received upon the sale and an “aggregate baseline equity value.”  The “aggregate baseline equity value” is the sum of a beginning baseline value of $53.5 million plus or minus equity contributions and distributions and an accrued return on the aggregate baseline equity value at 10% per annum, compounded annually.  In lieu of receiving cash, the grantee may elect to receive shares of common stock at any time prior to the consummation of the sale.

At March 31, 2011, five employees, three former employees, two board members and one nonemployee had received grants with a total participation factor of 10.6%.  These grants are scheduled to vest through January 2014 or upon the sale of the company.  The total vested participation percentage at March 31, 2011 is 4.98%.  The Company does not believe these grants will have a material impact on the financial statements.

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

11.	Commitments and Contingencies

The Company has entered into multiple agreements with a major aircraft parts supplier for the purchase of main rotor blades.  The agreements are for the lesser of 5 years or 3,000 hours and contain both an hourly rental amount as well as a deferred balloon payment.  At March 31, 2011 and March 31, 2010, the Company had accrued a total of $681,000 and $986,000, respectively, toward the balloon payments that have due dates ranging from June 2011 to June 2015.

The Company has pending claims in the normal course of business.  This includes certain of the Company’s former employees.  It is the opinion of management that these claims will not have a material effect on the financial statements.

12.	Benefit Plans

The Company sponsors a qualified defined contribution plan (“401(k) plan”) that covers substantially all full-time and part-time employees.  Employees may elect to voluntarily contribute up to 50% of their compensation on a pretax basis to a maximum of $16,500 (for 2011).  The Company made discretionary contributions to the plan in the amount of $103,000 and $239,000 during the years ended March 31, 2011 and 2010, respectively.

13.	Income Taxes

The income tax benefit for the years ending March 31, 2011 and 2010 consists of the following:

	March 31,
	2011	2010

Current income taxes
Federal	$-	$12,231
State	65,471	54,303
Total current income taxes	65,471	66,534
Deferred income taxes
Federal	-	106,711
State	(175,133)	10,326
Total deferred income taxes	(175,133)	117,037
Income tax expense (benefit)	$(109,662)	$183,571

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

The differences between the provision for income taxes and the amount computed by applying the statutory federal rate to income before income taxes are as follows:

	March 31,
	2011	2010

Income tax benefit computed at statutory rate	$(4,494,226)	$(6,934,943)
State income taxes, net of federal benefit	(313,226)	(610,411)
Change in valuation allowance	4,751,684	7,396,463
Other permanent differences	60,111	63,936
Other	(114,005)	268,526
	$(109,662)	$183,571

The components of the deferred tax assets and liabilities on the accompanying consolidated balance sheet at March 31, 2011 and 2010 are as follows:

		Restated
	2011	2010
Current deferred tax asset
Accrued liabilities and prepaid expenses	$1,289,350	$1,216,024
Valuation allowance	(449,980)	(299,446)
Total deferred tax assets	839,370	916,578
Noncurrent deferred tax asset (liability)
Property and equipment	(18,991,392)	(17,240,311)
Capital lease assets	(11,580,179)	(13,651,717)
Capital lease liability	14,111,859	16,312,407
Net operating loss	20,723,319	14,436,923
AMT credit carryforward	173,308	212,485
Tradenames	(10,904,157)	(11,079,290)
Acquisition intangibles	5,356,574	5,446,146
Noncompete agreement	275,513	312,892
Transaction costs	2,353	6,488
Accrued management and other fees	2,400,458	1,959,333
Deferred income	(73,853)	(75,044)
Valuation allowance	(13,237,330)	(8,636,180)
Total deferred tax liabilities	(11,743,527)	(11,995,868)

Net deferred tax liability	$(10,904,157)	$(11,079,290)

Deferred tax assets and liabilities reflect temporary differences between the amount of assets and liabilities for financial and tax reporting purposes.  Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse.  As a result of the Company’s operational results, a valuation allowance in the amount of $13.2 million and $8.9 million has been recorded to reduce the Company’s deferred tax assets to the amount that is more likely than not to be realized as of March 31, 2011 and 2010, respectively.

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

As of March 31, 2011, the Company had federal net operating loss carryforwards of approximately $54.8 million expiring beginning 2022 through 2031. The proposed purchase of the Company, noted in Note 16, could change the Company's ability to utilize accumulated net operating loss carryforwards.

14.	Preferred Stock and Stockholders’ Deficit

The financial statement presentation for the Company's preferred stock issuances has been revised to conform to Regulation S-X. Accordingly, preferred stock issuances have been classified as temporary equity.

Senior Series A Preferred Stock
On February 25, 2009 OF Air issued 2,000 shares of Senior Series A Preferred Stock (“Senior Series A Preferred Stock”) for $1,000 per share (“Liquidation Value”) to address short-term liquidity needs.  On May 4, 2009, OF Air issued 5,000 shares of Senior Series A Preferred Stock for $1,000 per share to obtain additional capital as a condition of the amended credit agreement completed on the same date.  Holders of Senior Series A Preferred Stock, in preference to holders of common stock, Senior Preferred Stock and Preferred Stock are entitled to receive cumulative dividends at a rate of 20% per annum compounded quarterly on March 31, June 30, September 30 and December 31 of each year beginning June 30, 2009 on the stated value plus accumulated and unpaid dividends.  Upon liquidation, dissolution or winding up of the Company, holders of preferred stock are entitled to be paid an amount equal to Liquidation Value plus accumulated and unpaid dividends.

In accordance with the terms outlined above, $1.8 million and $1.4 million of Senior Series A Preferred Stock dividends have been recorded at March 31, 2011 and March 31, 2010, respectively.  The accumulated and unpaid dividends are included in the Senior Series A Preferred Stock balance in the consolidated balance sheet.

Senior Preferred Stock
On September 13, 2006, OF Air issued 13,998 shares of Senior Preferred Stock (“Senior Preferred Stock”) for $1,000 per share (“Liquidation Value”) to partially fund the acquisition of RA1.  On July 20, 2007, OF Air issued 3,852 shares of Senior Preferred Stock to partially fund the acquisition of Southwest Medevac.  Holders of Senior Preferred Stock, in preference to holders of common stock and Preferred Stock are entitled to receive cumulative dividends at a rate of 16% per annum compounded quarterly on March 31, June 30, September 30, and December 31 of each year beginning September 30, 2006 on the stated value plus accumulated and unpaid dividends.  Upon liquidation, dissolution or winding up of the Company, holders of preferred stock are entitled to be paid an amount equal to Liquidation Value plus accumulated and unpaid dividends.

In accordance with the terms outlined above, $5.1 million and $4.4 million of Senior Preferred Stock dividends have been recorded at March 31, 2011 and March 31, 2010, respectively.  The accumulated and unpaid dividends are included in the Senior Preferred Stock balance in the consolidated balance sheet.

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

Series A Redeemable Preferred Stock
On October 31, 2005, OF Air issued 75,649 shares of Series A Preferred Stock (“Preferred Stock”) for $1,000 per share (“Liquidation Value”).  On September 13, 2006, OF Air issued 5,136 shares of Preferred Stock to partially fund the acquisition of RA1.  On May 31, 2007, a total of 196 shares of Preferred Stock were sold to a member of the board of directors.  These shares were issued at agreed upon value of $1,000 per share.  Holders of Preferred Stock, in preference to holders of common stock, are entitled to receive cumulative dividends at a rate of 10% per annum compounded quarterly on March 31, June 30, September 30 and December 31 of each year beginning December 31, 2005 on the stated value of $1,000 per share plus accumulated and unpaid dividends.  Upon liquidation, dissolution or winding up of the Company, holders of preferred stock are entitled to be paid in an amount equal to the Liquidation Value plus all accumulated and unpaid dividends.

In accordance with the terms outlined above, $12.8 million and $11.6 million of Preferred Stock dividends have been recorded at March 31, 2011 and March 31, 2010, respectively.  The accumulated and unpaid dividends are included in the Preferred Stock balance in the consolidated balance sheet.

Common Stock
In connection with the formation of the Company, the Company authorized 2.5 million shares of Common Stock.  On September 13, 2006, the Company issued 114,364 shares of Common stock to partially fund the acquisition of RA1.  At various times during the year ended March 31, 2009, a total of 17,500 shares of Common Stock were sold to members of the executive management team and members of the board of directors.  These shares were issued at an agreed upon value of $1 per share.  All common shares have voting rights.  The current majority shareholder has control of the Company’s voting stock and will maintain that control as long as it continues to hold more than 30% of the outstanding Common Stock.

15.	Related Party Transactions

On October 31, 2005, the Company entered into a professional services agreement (“the Agreement”) with its majority stockholder.  Under the terms of the Agreement, the majority stockholder will provide financial and management consulting services to the Company and its subsidiaries, including, but not limited to, corporate strategy, budgeting of future corporate investments, acquisitions and divestiture strategies and debt and equity financing.  Fees under the Agreement total $1.3 million annually and are payable in quarterly installments of $312,500 in addition to the reimbursement of reasonable travel and other out-of-pocket costs of the majority stockholder.  The Agreement shall remain in effect until the majority stockholder ceases to own at least 10% of the outstanding common stock or at least 10% of the Preferred Stock.  The payment of these amounts is subject to the terms of the Company’s debt agreements and as such, no amounts were paid during the years ended March 31, 2011 and 2010, respectively.  The Company has accrued amounts for these fees of $6.4 million and $5.1 million at March 31, 2011 and 2010, respectively.  These fees are not payable without approval from the Company’s lender including the payment of the outstanding obligations.  These amounts are recorded in other long-term liabilities.

On December 19, 2008, the Company entered into a credit support agreement with Omniflight Bridge Company (“BridgeCo”), a subsidiary of its majority shareholder.  The agreement allows for letters of credit to be issued on behalf of the Company to secure certain aircraft leases, in lieu of a lease deposit.  At March 31, 2011, there are $1.9 million in outstanding letters of credit.  In exchange for the credit support, an annual fee of 3% is charged by BridgeCo based on the outstanding letters of credit balance and the Company is liable for all fees associated with the letters of credit.  In the event that a letter of credit is drawn down, the Company is liable to BridgeCo for the letter of credit draw and the credit support fee is increased to 18%.  No fees have been paid to BridgeCo as of March 31, 2011 under this agreement.

  OF Air Holdings Corp. and Subsidiaries
  Notes to Consolidated Financial Statements
  March 31, 2011 and 2010

The Company paid directors’ fees to two non-employee shareholders, who are active directors of the Company, in the amount of $11,250 and $15,000 each for the years ended March 31, 2011 and 2010, respectively.

16.	Subsequent Events

The Company has evaluated subsequent events through July 26, 2011, which is the date the financial statements were available for issuance.

On June 1, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for the merger of the Company into Air Methods Acquisition Sub, Inc. (“Air Methods”).  Subject to the terms and conditions of the Merger Agreement, upon the closing of the transactions contemplated by the Merger Agreement (“the Closing”), Air Methods will pay an aggregate purchase price of $200 million in cash, subject to working capital and other adjustments.  The consummation of the merger is subject to the satisfaction or waiver of customary conditions, including, among other things, the adoption of the Merger Agreement by the Company’s stockholders, clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and obtaining certain third party consents.  The Merger Agreement also contains certain termination rights of the Company and Air Methods, in the event of certain material breaches of representations, warranties and covenants by the other party.  The Merger Agreement also contains certain covenants regarding cooperation with employee retention, making required regulatory filings, the operation of the Company’s business in between the date the Merger Agreement was executed and the Closing, the provision of insurance for the Company’s directors and officers after the Closing and access to information of each of the parties.  The Company currently expects the Closing to occur in August 2011.

On June 24, 2011, the Company entered into a Consignment Inventory Purchase and Sale Agreement with Heli-One to purchase certain consignment inventory and tooling equipment for an aggregate purchase price of $2.0 million plus sales tax.  The inventory and tooling equipment will be utilized to support both base and regional maintenance operations.